Exhibit 99.4

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

Central Garden & Pet Company (the “Company”) acquired Farnam Companies, Inc. (“Farnam”) effective February 28, 2006 for approximately $287 million, plus $4 million for the purchase of related real property. The completed acquisition was accounted for as a purchase and was reflected in the Company’s March 25, 2006 condensed consolidated balance sheet filed in its Quarterly Report on Form 10-Q on May 4, 2006.

The following unaudited pro forma condensed consolidated statements of operations have been prepared to give effect to the acquisition as if it had occurred on September 26, 2004, the beginning of the Company’s 2005 fiscal year, and include adjustments that are directly attributable to the acquisition and are expected to have a continuing impact on the combined company (collectively, the “unaudited pro forma financial information”). The pro forma adjustments are based upon available information and certain assumptions that we believe are reasonable. As the unaudited pro forma financial information has been prepared based on preliminary estimates of fair values, amounts actually recorded may differ materially, based upon the final determination of the purchase price allocation to the fair value of individual assets acquired and liabilities assumed.

The Company and Farnam have different fiscal year ends. The Company’s fiscal year ended September 24, 2005 and Farnam’s fiscal year ended November 30, 2005. As a result, the unaudited pro forma condensed consolidated statement of operations for the year ended September 24, 2005 has been derived from the audited historical consolidated statement of operations of the Company for the year ended September 24, 2005 and the audited historical consolidated statement of income of Farnam for the year ended November 30, 2005.

The unaudited pro forma financial information is provided for informational purposes only and is not necessarily indicative of the consolidated results of operations of the Company in the future, or as they might have been had the acquisition been effected as of September 26, 2004. The unaudited pro forma financial information does not reflect any operating efficiencies and cost savings that we may achieve with respect to the combined companies. The unaudited pro forma financial information should be read in conjunction with the historical consolidated financial statements of the Company, and the related notes thereto, which are included in the Company’s Annual Report on Form 10-K for the fiscal year ended September 24, 2005, the Company’s Quarterly Report on Form 10-Q for the six months ended March 25, 2006, and the historical financial statements of Farnam, and the related notes thereto. Farnam’s historical financial statements and notes are presented in Exhibits 99.2 and 99.3 in this Current Report on Form 8-K.

CENTRAL GARDEN & PET COMPANY

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE FISCAL YEAR ENDED SEPTEMBER 24, 2005

(in thousands, except per share amounts)

(unaudited)

	Historical		Pro Forma Adjustments	Ref.		Pro Forma Combined
	Central Garden & Pet Company for the Fiscal Year Ended September 24, 2005	Farnam Companies, Inc. for the Fiscal Year Ended November 30, 2005(1)
Net sales	$1,380,644	$165,788	$(1,586)	(a	)	$1,544,846
Cost of goods sold and occupancy	937,989	81,990	(686)	(a	), (c)	1,019,293

Gross profit	442,655	83,798	(900)			525,553
Selling, general and administrative expenses	342,526	64,494	4,800	(b	)	411,820

Income from operations	100,129	19,304	(5,700)			113,733
Interest expense	(23,125)	(72)	(18,494)	(d	)	(41,691)
Interest income	2,465	626	(626)	(d	)	2,465
Other income	4,576	899				5,475

Income before income taxes	84,045	20,757	(24,820)			79,982
Income taxes	30,258	58	280	(e	)	30,596

Net income	$53,787	$20,699	$(25,100)			$49,386

Income per common equivalent share:
Basic	$2.58					$2.37

Diluted	$2.50					$2.29

Weighted average shares used in the computation of income per common equivalent share:
Basic	20,813					20,813
Diluted	21,526					21,526

Note:

(1)	Farnam’s fiscal year 2005 ended on November 30, 2005 and included net sales of $23,287 and net income of $1,268 for the two-month period of October and November 2005. The two-month period of October and November 2005 is also included in Farnam’s results of operations shown on the Unaudited Pro Forma Condensed Consolidated Statement of Operations for the Six Months Ended March 25, 2006.

Pro Forma Adjustments:

(a)	Adjustment to eliminate historical sales by Farnam to Central ($1,586) and the related cost of sales of Central.

(b)	Adjustment to reflect estimated amortization of identified purchased intangibles.

(c)	Adjustment to reflect estimated inventory step-up recorded in connection with purchase accounting ($900).

(d)	Adjustment to reflect reduced interest income and increased interest expense due to additional borrowings at an assumed rate of 6.38% to finance the acquisition (purchase price of $291,000).

(e)	Adjustment to the provision for income taxes to give effect to the pro forma adjustments as discussed above, and to reflect the inclusion of the results of Farnam (an S corporation) in Central’s consolidated tax returns.

CENTRAL GARDEN & PET COMPANY

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE SIX MONTHS ENDED MARCH 25, 2006

(in thousands, except per share amounts)

(unaudited)

	Historical
	Central Garden & Pet Company for the Six Months Ended March 25, 2006	Farnam Companies, Inc. for the Five Months Ended February 28, 2006(1)	Pro Forma Adjustments	Ref.		Pro Forma Combined
Net sales	$694,063	$54,424	$(677)	(a	)	$747,810
Cost of goods sold and occupancy	465,313	28,992	(977)	(a	), (c)	493,328

Gross profit	228,750	25,432	300			254,482
Selling, general and administrative expenses	173,241	22,452	2,000	(b	)	197,693

Income from operations	55,509	2,980	(1,700)			56,789
Interest expense	(16,571)	(17)	(8,471)	(d	)	(25,059)
Interest income	1,287	401	(401)	(d	)	1,287
Other income	1,852	327				2,179

Income before income taxes	42,077	3,691	(10,572)			35,196
Income taxes	13,292	10	(1,703)	(e	)	11,599

Net income	$28,785	$3,681	$(8,869)			$23,597

Income per common equivalent share:
Basic	$1.34					$1.10

Diluted	$1.30					$1.07

Weighted average shares used in the computation of income per common equivalent share:
Basic	21,425					21,425
Diluted	22,096					22,096

Note:

(1)	The results of operations for Farnam are provided for the five months ended February 28, 2006, since Farnam’s results of operations for the month of March 2006 are included in Central’s results of operations for the six months ended March 25, 2006. Farnam’s five-month period includes October and November 2005 results of operations, which are also included in Farnam’s fiscal year 2005 results of operations shown on the Unaudited Pro Forma Condensed Consolidated Statement of Operations for the Fiscal Year Ended September 24, 2005, due to Central’s and Farnam’s different fiscal year ends. Farnam’s October and November 2005 results of operations include net sales of $23,287 and net income of $1,268.

Pro Forma Adjustments:

(a)	Adjustment to eliminate historical sales by Farnam to Central ($762) and the related cost of sales of Central.

(b)	Adjustment to reflect estimated amortization of identified purchased intangibles.

(c)	Adjustment to reverse estimated inventory step-up adjustment recorded in connection with purchase accounting ($300), which has been reflected in the FY 2005 pro forma statements of operations.

(d)	Adjustment to reflect reduced interest income and increased interest expense due to additional borrowings at an assumed rate of 7.0% to finance the acquisition (purchase price of $291,000).

(e)	Adjustment to the provision for income taxes to give effect to the pro forma adjustments as discussed above, and to reflect the inclusion of the results of Farnam (an S corporation) in Central’s consolidated tax returns.

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